Exhibit 99.2

CONSTELLATION BRANDS ANNOUNCES FULL REDEMPTION
OF 3.75% SENIOR NOTES DUE 2021

VICTOR, N.Y., Jan. 5, 2021 - Constellation Brands, Inc. (NYSE: STZ and STZ.B), a leading beverage alcohol company, announced today that it has given notice for full redemption prior to maturity of all of its outstanding 3.75% Senior Notes due 2021 (CUSIP Number: 21036PAK4) (the "notes") to be effected on February 4, 2021 (the "redemption date"). As of January 5, 2021, there were $500.0 million in aggregate principal amount of the notes outstanding.

The redemption price for the notes, payable in cash, will be calculated pursuant to the formula set forth in the supplemental indenture relating to the notes, and will include a make-whole premium of approximately $4.0 million.

FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Statements which are not historical facts and relate to future plans, events or performance are forward-looking statements that are based upon management’s current expectations and are subject to risks and uncertainties. The forward-looking statements are based on management's current expectations and should not be construed in any manner as a guarantee that such events or results will in fact occur. All forward-looking statements speak only as of the date of this news release and Constellation Brands undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Detailed information regarding risk factors with respect to the company are included in the company’s filings with the SEC.

ABOUT CONSTELLATION BRANDS
Constellation Brands is an international producer and marketer of beer, wine and spirits with operations in the U.S., Mexico, New Zealand, and Italy. Constellation is the third-largest beer company in the U.S. and a leading, higher-end wine and spirits company in the U.S. market. Constellation’s brand portfolio includes Corona Extra, Corona Light, Corona Premier, Modelo Especial, Modelo Negra, Pacifico, the Robert Mondavi brand family, Kim Crawford, Meiomi, The Prisoner brand family, SVEDKA Vodka, Casa Noble Tequila, and High West Whiskey.

MEDIA CONTACTS	INVESTOR RELATIONS CONTACTS
Mike McGrew 773-251-4934 / michael.mcgrew@cbrands.com Amy Martin 585-678-7141 / amy.martin@cbrands.com	Patty Yahn-Urlaub 585-678-7483 / patty.yahn-urlaub@cbrands.com Marisa Pepelea 312-741-2316 / marisa.pepelea@cbrands.com